W.W. GRAINGER, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
For the Third Quarter Ended September 30, 2004
(Unaudited)

Company Contacts: W. D. Chapman 847-535-0881 N. A. Hobor 847-535-0065 Issued: October 18, 2004

Third Quarter Highlights

•     Sales of $1.3 billion were up 8% versus 2003.

•     Operating earnings for the quarter were $107 million, an increase of 14% versus 2003.  This represents a record third quarter.

•     Earnings per share for the quarter were $0.74, up 19% versus $0.62 in 2003.  This represents a record quarter.

Contents

I. II. III. IV.	EARNINGS REVIEW BALANCE SHEET DATA CASH FLOW DATA BUSINESS SEGMENT RESULTS EXHIBITS A. Daily Sales Growth by Segment B. Sales by Segment C. Operating Earnings by Segment	2 4 5 6 9 10 11

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

I.  EARNINGS REVIEW

Net Sales

	Three Months Ended			Nine Months Ended
	($ in millions)
	09/30/04	09/30/03	Inc/(Dec)	09/30/04	09/30/03	Inc/(Dec)
Net Sales	$1,301	$1,201	8%	$3,785	$3,513	8%

Sales Days	2004	2003
Third Quarter	64	64
First Nine Months	192	191
Total Year	255	255

Sales in the third quarter benefited from the economy, sales related to the hurricanes in the Southeast and the ongoing benefit of strategic initiatives.

	Daily Sales Inc/(Dec) 2004 vs. 2003
2004 Month	Total Company	Branch-based Distribution	Lab Safety	Integrated Supply
July	7.4%	7.3%	13.9%	1.4%
August	8.9	9.2	8.7	4.6
September	8.7	9.3	5.5	0.0

Third Quarter	8.4	8.6	9.3	2.0
First Nine Months	7.2	7.2	11.7	1.3

Sales were up 8% driven by an increase in the Branch-based Distribution segment and at Lab Safety. The increase in the Branch-based Distribution segment was primarily driven by strengthening manufacturing and commercial sectors, and sales related to the hurricanes in the Southeast region of the United States. Lab Safety’s increase was driven by growth in the sales of safety, maintenance and material handling products. Due to Lab Safety’s direct mail model, the hurricanes in the Southeast reduced inbound telephone calls, negatively impacting sales growth in September.

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

Operating Earnings

	Three Months Ended			Nine Months Ended
	($ in millions)
	09/30/04	09/30/03	Inc/(Dec)	09/30/04	09/30/03	Inc/(Dec)
Operating Earnings	$107	$94	14		$315	$279	13%
Operating Margin	8.3%	7.9%	0.4	pp	8.3%	7.9%	0.4	pp
ROIC*					22.8%	19.6%	3.2	pp

The Company’s operating earnings were $107 million for the third quarter of 2004 versus $94 million for the third quarter of 2003. Operating earnings for all segments grew faster than their related sales growth. Operating earnings also benefited from the recognition of the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (approximately 1 cent per share). The improvement at the Branch-based segment reflected higher margins and warehouse productivity, partially offset by increased expenses related to strategic initiatives including information technology. The improved results at Lab Safety and Integrated Supply were primarily the result of operating leverage.

The increase in ROIC was primarily attributable to higher operating earnings and improved asset turnover.

Other Income and Expense

For the 2004 third quarter, “Other Income and Expense” was $1.4 million of income versus $0.4 million of income for the 2003 quarter. The increase is primarily attributable to higher net interest income in 2004 versus net interest expense in 2003, as well as an improvement in the results of unconsolidated entities. The 2003 quarter also included a $1.2 million gain on the sale of an investment security.

Income Taxes

The Company’s effective income tax rate was 37.8% for the 2004 third quarter and 40.0% for the 2003 third quarter. Excluding the effect of equity in unconsolidated entities, which is recorded net of tax, the effective income tax rate was 38.0% for 2004 and 40.0% for 2003. This change in effective tax rate was primarily driven by a lower tax rate in Canada and the realization of tax benefits related to operations in Mexico and to capital losses.

 *See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

II.  BALANCE SHEET DATA

        Selected Balance Sheet data as of September 30, 2004 (preliminary) and 2003 follow:

	2004	2003
ASSETS	($ in thousands)
Cash and Cash Equivalents	$393,663	$293,638
Accounts Receivable-net (1)	501,858	462,040
Inventories (2)	655,294	705,807
Other Current Assets	149,996	143,229

Total Current Assets	1,700,811	1,604,714
Property, Buildings, and Equipment-net (3)	726,474	731,266
Investments in Unconsolidated Entities	23,759	24,251
All Other Assets	238,452	237,446

Total Assets	$2,689,496	$2,597,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-Term Debt	$--	$409
Current Maturities of Long-Term Debt	4,590	4,590
Trade Accounts Payable	313,147	288,908
Other Current Liabilities	333,535	282,598

Total Current Liabilities	651,272	576,505
Long-Term Debt (4)	4,895	138,963
All Other Liabilities	75,465	74,717
Shareholders’ Equity (5)	1,957,864	1,807,492

Total Liabilities and Shareholders’ Equity	$2,689,496	$2,597,677

(1)	Accounts receivable-net increased by $40 million, or 9% due to higher September sales.

(2)	Inventories decreased by $51 million, or 7%. This decline was in the Branch-based Distribution segment and reflects efficiencies achieved within the logistics network.

(3)	Depreciation and amortization of property, buildings, and equipment amounted to $23 million for the 2004 third quarter and $19 million for the 2003 third quarter.

(4)	On September 27, 2004, the Company liquidated its cross-currency swap and paid off $141 million in long-term debt.

(5)	Common stock outstanding as of September 30, 2004 was 90,081,559 shares as compared with 91,445,103 shares at September 30, 2003. The Company repurchased 908,100 shares during the 2004 third quarter bringing the total for the year to 1,884,000 shares. As of September 30, 2004, approximately 7.2 million shares of common stock remained under the current share repurchase authorization.

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

III.  CASH FLOW DATA

       The following is a summarized cash flow statement for the nine months ended September 30 (preliminary):

	Nine Months Ended September 30,
	($ in thousands)
	2004	2003
Cash Flows from Operating Activities:
Net Earnings	$196,867	$165,233
Depreciation and Amortization	76,339	71,655
Gains on sales of investment securities	--	(1,208)
Write-down of Investments	--	1,614
(Income) Losses in Unconsolidated Entities	(303)	1,880
(Increase) Decrease in Accounts Receivable — net	(68,292)	(30,642)
(Increase) Decrease in Inventories	8,376	32,822
(Increase) Decrease in Prepaid Expenses	(7,792)	(4,503)
Increase (Decrease) in Trade Accounts Payable	54,724	(5,681)
Increase (Decrease) in Other Current Liabilities	36,951	(13,500)
Other — net	8,498	15,427

Net Cash Provided by Operating Activities	305,368	233,097

Cash Flows from Investing Activities:
Additions to Property, Buildings,
and Equipment — net	(59,624)	(45,575)
Additions for Capitalized Software	(17,337)	(5,864)
Net Cash Paid for Business Acquisition	--	(36,709)
Other — net	2,673	(1,365)

Net Cash Used in Investing Activities	(74,288)	(89,513)

Cash Flows from Financing Activities:
Net Decrease in Short-Term Debt	--	(2,558)
Net Decrease in Long-Term Debt	(140,800)	(1,608)
Cash Dividends Paid and Purchase of
Treasury Stock — net	(150,048)	(71,683)
Other — net	50,820	13,920

Net Cash Used in Financing Activities	(240,028)	(61,929)

Exchange Rate Effect on Cash and Cash
Equivalents	(213)	3,455

Net (Decrease) Increase in Cash and Cash
Equivalents from beginning of year	$(9,161)	$85,110

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

IV.  BUSINESS SEGMENT RESULTS

BRANCH-BASED DISTRIBUTION

	Three Months Ended			Nine Months Ended
	($ in millions)
	09/30/04	09/30/03	Inc/(Dec)	09/30/04	09/30/03	Inc/(Dec)
Sales	$1,168	$1,075	9%		$3,377	$3,135	8%
Operating Earnings	$109	$97	12%		$327	$281	17%
Operating Margin	9.3%	9.0%	0.3	pp	9.7%	8.9%	0.8	pp
ROIC*					25.9%	21.7%	4.2	pp

North American Branch Network
Number of Branches

	2004 Third Quarter
	06/30/04	Opened	Closed	09/30/04
United States	402	3	1	404
Canada	164	--	--	164
Mexico	5	--	--	5

Total	571	3	1	573

	2004 Year-to-Date
	12/31/03	Opened	Closed	09/30/04
United States	396	12	4	404
Canada	174	--	10	164
Mexico	5	--	--	5

Total	575	12	14	573

Net Sales – Sales for this segment were up 9% for the quarter, reflecting the stronger North American economy and sales of approximately $12 million related to the hurricanes in the Southeast region of the United States.

Sales in the United States were up 8% versus 2003 reflecting growth across most customer segments, led primarily by manufacturing. National account sales within these customer segments were up 11% for the quarter. Sales to government accounts were flat reflecting a lower growth rate than recent quarters. This lower growth rate related to military and local and state governments. Sales through the grainger.com Web site were $160 million, a 28% increase versus third quarter 2003 sales of $125 million.

Sales in the first three markets under the market expansion program (Atlanta, Denver and Seattle) grew by 14% in the third quarter of 2004. This phase is approximately 85% complete. The Southern California markets did not show incremental sales growth since this phase is only 30% complete. The third phase (Houston, St. Louis and Tampa) is just beginning. These market expansion programs are now projected to require less capital investment than anticipated.

 *See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

BRANCH-BASED DISTRIBUTION (continued)

Sales in Canada increased 14% for the quarter versus 2003 due to a stronger economy and the effect of a favorable Canadian exchange rate. In local currency, sales for this business were up 8%.

Sales in Mexico were up 20% for the quarter versus 2003 driven by an improving economy, expanded telesales operation and two branch expansions.

Operating Earnings – Operating earnings for the 2004 third quarter were up 12% compared with the 2003 period, the result of higher sales and increased gross profits, partially offset by operating expenses which grew faster than sales.

The gross profit margin was up 1.6pp versus the comparable 2003 quarter. Contributing to the improvement in gross profit margin were lower product costs and the positive effect of product mix.

Operating expenses increased faster than sales, up 14% for the quarter. The operating expense growth was primarily driven by increased costs related to strategic initiatives, sales commissions and higher bonus and profit sharing accruals. These increases were mitigated by non-commission payroll growing slower than sales due to productivity improvements primarily in the logistics network.

LAB SAFETY

	Three Months Ended			Nine Months Ended
	($ in millions)
	09/30/04	09/30/03	Inc/(Dec)	09/30/04	09/30/03	Inc/(Dec)
Sales	$87	$79	9%		$258	$230	12%
Operating Earnings	$12	$11	18%		$36	$33	12%
Operating Margin	14.4%	13.3%	1.1	pp	14.1%	14.2%	(0.1	)pp
ROIC*					39.5%	39.0%	0.5	pp

Net Sales – Sales increased 9% for the quarter for Lab Safety, the Company’s direct marketing business. The increase in sales was primarily driven by sales growth of safety, maintenance and material handling products. Sales through the Lab Safety Web sites were up 21% for the quarter.

Operating Earnings – Operating earnings grew faster than sales as a result of improved operating expense productivity partially offset by higher healthcare costs.

 *See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

INTEGRATED SUPPLY

	Three Months Ended			Nine Months Ended
	($ in millions)
	09/30/04	09/30/03	Inc/(Dec)	09/30/04	09/30/03	Inc/(Dec)
Sales	$51	$50	2%		$163	$160	2%
Operating Earnings	$0.9	$0.7	25%		$3.5	$2.7	30%
Operating Margin	1.8%	1.5%	0.3	pp	2.1%	1.7%	0.4	pp
ROIC*					42.2%	36.7%	5.5	pp

Net Sales – Sales were up 2% for the quarter. Incremental sales at ten customer locations added since the third quarter of 2003 were largely offset by disengagements at two large customers in late 2003. Sales for this business unit include product sales and management fees.

Operating Earnings – The operating earnings increase was primarily related to lower data processing expenses versus the prior year.

Comments Regarding Emerging Issues Task Force Issue 02-16
In 2003, the Company adopted those provisions relating to vendor funded advertising allowances per Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. As a result of the transition rules for EITF Issue 02-16, in 2003 the Company classified $7.9 million as a reduction of cost of merchandise sold rather than a reduction of operating (advertising) expenses. In 2004, most vendor funded advertising allowances will be classified as a reduction of cost of merchandise sold. To maintain comparability, $16.3 million, $14.1 million, $10.7 million and $12.4 million were reclassified for each of the 2003 quarters, respectively.

*Footnote:
The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a ten point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non-operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

Forward-Looking Statements

This document may contain forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will”, “projected”, “estimate”, “anticipated” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

— End —

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

EXHIBIT A
Daily Sales Growth
by Segment

	2004 vs. 2003				2003 vs. 2002

		Branch-based	Lab	Integrated		Branch-based	Lab	Integrated
Month	Company	Distribution	Safety	Supply	Company	Distribution	Safety	Supply

January	4.7%	3.9%	19.6%	1.8%	0.6%	1.2%	-5.1%	-4.4%
February	5.9%	5.5%	17.4%	-0.7%	0.4%	0.8%	-2.9%	-2.1%
March	7.4%	7.1%	16.6%	1.6%	2.7%	2.7%	2.0%	6.8%
First Quarter	6.1%	5.5%	18.1%	1.3%	1.2%	1.6%	-2.0%	0.1%

April	6.1%	5.8%	12.0%	3.6%	-2.9%	-3.0%	6.1%	-11.2%
May	8.6%	9.1%	5.9%	1.0%	0.2%	-0.2%	10.8%	-6.6%
June	6.6%	7.0%	7.2%	-3.2%	-3.0%	-3.1%	5.1%	-12.1%
Second Quarter	7.1%	7.3%	8.3%	0.4%	-1.9%	-2.0%	7.3%	-10.0%

July	7.4%	7.3%	13.9%	1.4%	-2.4%	-2.2%	4.8%	-15.0%
August	8.9%	9.2%	8.7%	4.6%	-0.6%	-0.5%	4.6%	-8.7%
September	8.7%	9.3%	5.5%	0.0%	2.3%	2.8%	7.1%	-13.2%
Third Quarter	8.4%	8.6%	9.3%	2.0%	-0.2%	0.0%	5.7%	-12.3%

October					0.2%	-0.1%	9.6%	-6.8%
November					3.9%	3.6%	10.8%	0.9%
December					6.2%	5.1%	33.6%	-1.5%
Fourth Quarter					3.0%	2.5%	16.1%	-2.8%

Full year					0.5%	0.5%	6.5%	-6.3%

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

EXHIBIT B
Sales by Segment
($000’s)

3rd Quarter
	Three Months ended September 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,167,970	86,563	51,113	1,305,646
Intersegment net sales	(3,998)	(591)	--	(4,589)

Net sales to external customers	1,163,972	85,972	51,113	1,301,057

	Three Months ended September 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,075,498	79,232	50,087	1,204,817
Intersegment net sales	(3,645)	(503)	--	(4,148)

Net sales to external customers	1,071,853	78,729	50,087	1,200,669

2004 vs. 2003
Total net sales	8.6%	9.3%	2.0%	8.4%
Intersegment net sales	9.7%	17.5%	--	10.6%
Net sales to external customers	8.6%	9.2%	2.0%	8.4%

Year
	Nine Months ended September 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	3,377,177	258,329	163,080	3,798,586
Intersegment net sales	(12,219)	(1,537)	--	(13,756)

Net sales to external customers	3,364,958	256,792	163,080	3,784,830

	Nine Months ended September 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	3,135,102	230,108	160,188	3,525,398
Intersegment net sales	(11,474)	(1,325)	--	(12,799)

Net sales to external customers	3,123,628	228,783	160,188	3,512,599

2004 vs. 2003
Total net sales	7.7%	12.3%	1.8%	7.7%
Intersegment net sales	6.5%	16.0%	--	7.5%
Net sales to external customers	7.7%	12.2%	1.8%	7.8%

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004

EXHIBIT C
Operating Earnings by Segment
($000’s)

3rd Quarter
	Three Months ended September 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	109,199	12,438	921	122,558
Unallocated expenses	--	--	--	(15,115)
Elimination of intersegment losses	--	--	--	1

Total consolidated operating earnings	109,199	12,438	921	107,444

	Three Months ended September 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	97,318	10,507	738	108,563
Unallocated expenses	--	--	--	(14,244)
Elimination of intersegment losses	--	--	--	2

Total consolidated operating earnings	97,318	10,507	738	94,321

2004 vs. 2003	12.2%	18.4%	24.8%	13.9%

Year
	Nine Months ended September 30, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	326,907	36,382	3,451	366,740
Unallocated expenses	--	--	--	(51,658)
Elimination of intersegment losses	--	--	--	1

Total consolidated operating earnings	326,907	36,382	3,451	315,083

	Nine Months ended September 30, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	280,506	32,576	2,658	315,740
Unallocated expenses	--	--	--	(37,241)
Elimination of intersegment losses	--	--	--	9

Total consolidated operating earnings	280,506	32,576	2,658	278,508

2004 vs. 2003	16.5%	11.7%	29.8%	13.1%

W.W. Grainger, Inc. Supplemental Financial Information for the Third Quarter Ended September 30, 2004